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                                                                    EXHIBIT 21.1

                                SUBSIDIARY LIST

1.  Packaged Ice Leasing, Inc.
2.  Southco Ice, Inc.
3.  Southwest Texas Packaged Ice, Inc.
4.  Southwestern Ice, Inc.
5.  Mission Party Ice, Inc.
6.  Packaged Ice Southeast, Inc.
7.  Golden Eagle Ice-Texas, Inc.
8.  Southern Bottled Water Company, Inc.
9.  Reddy Ice Corporation